Exhibit 10.1

Execution Version

BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, New York 10036	BNP PARIBAS BNP PARIBAS SECURITIES CORP. 787 Seventh Avenue New York, New York 10019

October 23, 2017

International Paper Company

6400 Poplar Avenue

Memphis, Tennessee 38197

Attention: Mr. Errol Harris

Project Gazelle -

Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with its designated affiliates, “MLPFS”), BNP Paribas (“BNP” and, together with Bank of America, the “Initial Lenders”) and BNP Paribas Securities Corp. (together with its designated affiliates, “BNPPSC” and Bank of America, MLPFS, BNP and BNPPSC, collectively, the “Commitment Parties,” “we” or “us”) that International Paper Company, a New York corporation (the “Initial Borrower” or “you”), proposes to effect the transactions described on Annex I hereto. Capitalized terms used in this Commitment Letter (as defined below) without definition have the meanings given to them in the annexes hereto. All references to “dollars” or “$” in this letter agreement and the annexes hereto (collectively, this “Commitment Letter”) are references to United States dollars.

1.	Commitments.

In connection with the Transactions, (a) Bank of America is pleased to advise you of its commitment to provide 55% of the principal amount of the Initial Facility, and (b) BNP is pleased to advise you of its commitment to provide 45% of the principal amount of the Initial Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter (the “Commitments”). The Commitments of the Initial Lenders are several and not joint.

2.	Syndication.

You have requested that MLPFS and BNPPSC agree to structure, arrange and syndicate the Facility. It is agreed that MLPFS and BNPPSC will act as joint lead arrangers and bookmanagers (in such capacity, the “Arrangers”) for the Facility and, in consultation with you, will manage the syndication of the Facility, and will, in such capacities, perform the duties and exercise the authority customarily associated with such roles. It is further agreed that no additional advisors, agents, co-agents, arrangers or bookmanagers will be appointed and no Lender (as defined below) will receive compensation with respect to the Facility outside the terms contained herein and in the fee letter dated as of the date hereof relating to the Facility (the “Fee Letter”) in order to obtain its commitment to participate in the Facility, in each case unless you and we so agree; provided that prior to the date that is 60 days after the date hereof, you may appoint up to two additional financial institutions as joint lead arrangers, joint bookmanagers or additional agents or co-agents for the Facility to become parties to this Commitment Letter pursuant to a joinder reasonably satisfactory to you and us (each, an “Additional Party” and any such Additional Party shall be deemed an “Initial Lender” and a “Commitment Party” hereunder); provided, further, that no Additional Party shall be entitled to any portion of any fee under the Fee Letter except a pro rata portion of the Upfront Fee and the Ticking Fee (as defined in the Fee Letter) in respect of Initial Term Loans held by such Additional Party.

The Commitment Parties reserve the right, prior to or after execution of the Facility Documentation, in consultation with you, to syndicate all or a portion of the Commitment or the Facility to one or more institutions that will become parties to the Facility Documentation (the Initial Lenders and the institutions becoming parties to the Facility Documentation with respect to all or a portion of the Facility, the “Lenders”). Notwithstanding any other provision of this Commitment Letter, no Initial Lender shall, except with the written consent of the Initial Borrower, be relieved or novated from its obligations hereunder in connection with any syndication or assignment until after the Funding Date and, unless the Initial Borrower agrees in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its Commitment hereunder, including all rights with respect to consents, modifications and amendments, until the Funding Date has occurred and the extensions of credit to be made on such date as contemplated hereby (subject to the conditions herein) have been made. Each Initial Lender acknowledges and agrees that its Commitment is not conditioned upon a successful syndication and that no assignment or assumption by any assignee of any obligations of such Initial Lender in respect of any portion of its Commitment shall relieve such Initial Lender of its obligations hereunder with respect to such portion of the Commitment until the Funding Date has occurred and the extensions of credit to be made on such date as contemplated hereby have been made.

All aspects of the syndication, including, without limitation, timing, potential syndicate members to be approached, titles, allocations and division of fees, shall be determined by the Arrangers (except as otherwise provided herein and in the Fee Letter) in consultation with you. You hereby authorize the Commitment Parties to, and agree to use commercially reasonable efforts to cause Gazelle to cause the arrangers of the refinancing, replacement or extension of the Gazelle Facilities (the “Gazelle Facilities Arrangers”) to, coordinate the syndication of the JV Facility with the Gazelle Facilities Arrangers, including, as determined by the Arrangers and the Gazelle Facilities Arrangers, the concurrent syndication thereof. You agree to actively assist the Arrangers in the syndication of the Facility and to use commercially reasonable efforts to cause Gazelle, the Joint Venture and their respective subsidiaries (including with a covenant to such effect in the Transaction Agreement) to actively assist the Arrangers in the syndication of the JV Facility and to cooperate in the syndication or marketing of any refinancing, replacement or extension of the Gazelle Facilities and the syndication of the JV Facility, and to ensure that the syndication efforts benefit materially from your existing lending relationships and to use commercially reasonable efforts to cause Gazelle to ensure that the syndication efforts benefit materially from the existing lending relationships of Gazelle and its subsidiaries. You agree to provide, and to use commercially reasonable efforts to cause Gazelle to provide (with respect to Gazelle, the Joint Venture and their respective subsidiaries), the Arrangers, promptly upon request, with all information reasonably deemed necessary by the Arrangers to complete successfully the syndication, including, but not limited to, (a) information packages for delivery to potential syndicate members and participants, including at the reasonable request of the Arrangers, a version that does not contain material non-public information concerning you or your affiliates or any securities of any thereof or, to the best of your knowledge, with respect to Gazelle, the Joint Venture and their respective affiliates or any securities of any thereof (the “Confidential Information Memoranda”) and (b) all financial and other information as we may reasonably request with respect to you, Gazelle, the Joint Venture, your and their respective subsidiaries and the transactions contemplated hereby, including but not limited to financial projections, forecasts and budgets

(in the case of Gazelle, the Joint Venture and their respective subsidiaries, to the extent available to you). You also agree (x) to make available your representatives from time to time prior to the Syndication Date to attend and make presentations regarding the business and prospects of the Initial Borrower at one or more meetings of prospective lenders and investors at such time and place as the Arrangers may reasonably request and (y) to use commercially reasonable efforts to cause the senior officers and representatives of Gazelle and the Joint Venture to make available their representatives, in each case from time to time prior to the Syndication Date, to attend and make presentations regarding the business and prospects of the Joint Venture at one or more meetings of prospective lenders and investors at such time and place as the Arrangers may reasonably request. You acknowledge and agree that you shall use commercially reasonable efforts to cause the initial definitive Confidential Information Memorandum referred to above to be delivered to potential syndicate members promptly upon request.

For purposes of the foregoing:

“Gazelle Syndication Termination Date” shall mean the earlier of (x) June 30, 2018, if the IP Contribution and the Gazelle Contribution have not occurred on or prior to such date, and (y) the termination date of the Transaction Agreement.

“Syndication Date” shall mean the earlier of (x) Successful Syndication (as defined in the Fee Letter) of the Facility and (y) 90 days after the Springing Date; provided that if the Gazelle Syndication Termination Date has occurred, the Syndication Date shall occur no later than 90 days after the Gazelle Syndication Termination Date.

You acknowledge that (a) subject to confidentiality arrangements to be agreed upon and to the other provisions of this Commitment Letter, the Arrangers on your behalf will make available the Confidential Information Memoranda to the proposed syndicate of lenders by posting the Confidential Information Memoranda on IntraLinks or another similar electronic system and (b) certain prospective lenders (such prospective lenders, “Public Lenders”; all other prospective lenders “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to you, Gazelle, the Joint Venture or your or their respective affiliates or any securities of any thereof, and who may be engaged in investment and other market-related activities with respect to such entities’ securities.

Before distribution of any Confidential Information Memoranda to prospective lenders, you agree to use commercially reasonable efforts to cause Gazelle to and, if requested by the Arrangers, you will, provide us with a letter in customary form for syndicated loan financings, authorizing the dissemination of the Confidential Information Memoranda; provided that any representation as to absence of MNPI with respect to Gazelle, the Joint Venture or their respective affiliates may be made to the best of your knowledge. In addition, you agree to use commercially reasonable efforts to cause all materials containing Information that are to be made available to Public Lenders to be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, it being understood that, insofar as materials contain Information relating to Gazelle, the Joint Venture or their respective subsidiaries, such identification may be made to the best of your knowledge. You agree that by your marking such materials “PUBLIC”, you shall be deemed to have authorized the Arrangers (subject to applicable confidentiality provisions and to the other provisions of this Commitment Letter) to treat such materials as information that is not MNPI.

We agree that we will not make any materials that are not marked “PUBLIC” available to Public Lenders, except that, subject to confidentiality arrangements to be agreed upon and to the other provisions of this Commitment Letter, the Arrangers on your behalf may distribute the following documents to all prospective lenders in the form provided to you and to your counsel Debevoise & Plimpton

LLP a reasonable time prior to their distribution, unless you or your counsel advise the Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such material would constitute MNPI and, therefore, should be distributed only to prospective Private Lenders: (a) administrative materials for prospective lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Facility and (c) drafts and final versions of definitive documents with respect to the Facility (which shall in no event be deemed to constitute MNPI). If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Arrangers will not distribute such materials (other than drafts and final versions of definitive documents with respect to the Facility) to Public Lenders without further discussions with you.

3.	Information.

You hereby represent and covenant that (a) all written information (other than projections, forecasts, budget, estimates and other forward-looking statements, if any (collectively, the “Projections”) and information of a general economic or industry specific nature), that has been or will be made available to us or any of the Lenders by or on behalf of you or (at your request) Gazelle or the Joint Venture in connection with the transactions contemplated hereby (the “Information”), when taken as a whole (and, in the case of information relating to Gazelle, the Joint Venture or their respective subsidiaries (other than the IP Contributed Assets), to the best of your knowledge), does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in the light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us or any of the Lenders by or on behalf of you or (at your request) Gazelle or the Joint Venture in connection with the transactions contemplated hereby have been (or, in the case of Projections prepared after the date hereof, will be) prepared in good faith based upon assumptions believed by you to be reasonable at the time of preparation thereof and at the time such Projections are furnished (it being understood that (i) projections by their nature are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved and (ii) insofar as they relate to Gazelle or the Joint Venture (other than the IP Contributed Assets), the Projections would be based on information available to you and such information may be limited). You agree that if at any time prior to the Syndication Date any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished or made available, and such representations were being made, at such time, then you will, and will use commercially reasonable efforts to cause Gazelle (with respect to Gazelle, the Joint Venture and their respective subsidiaries) to, promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects at such time.

4.	Compensation.

As consideration for the commitments of the Lenders hereunder with respect to the Facility and the agreement of the Arrangers to structure, arrange and syndicate the Facility and to provide advisory services in connection therewith, you agree to pay, or cause to be paid, the fees set forth in Annexes II and III hereto and the Fee Letter.

5.	Conditions.

The Commitment of each Initial Lender hereunder with respect to the funding of the Initial Facility and the Arrangers’ agreement to perform the services described herein are subject only to the fulfillment of the conditions set forth in Annex IV(a). The Novation shall be subject only to satisfaction of the conditions set forth in Annex IV(b). The automatic release of the IP Guarantee shall be subject only to satisfaction of the conditions set forth in Annex IV(c).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Initial Facility Documentation, the JV Facility Documentation or any other agreement or other undertaking concerning the financing of the Transactions to the contrary,

(a) the terms of the Initial Facility Documentation shall be in a form such that they do not impair the availability of the Initial Facility on the Funding Date if the conditions precedent set forth in Annex IV(a) hereto are satisfied on such date; provided that the only representations the accuracy of which shall be a condition to the occurrence of the funding on the Funding Date (the “Funding Date Specified Representations”) shall be the representations and warranties set forth in the Initial Facility Documentation relating to organizational existence; corporate power and authority; due authorization, execution and delivery; the enforceability of the Initial Facility Documentation; the execution and delivery of the Initial Facility Documentation and the performance by the Initial Borrower of its obligations thereunder not violating or conflicting with its organizational documents; the Investment Company Act of 1940; Federal Reserve margin regulations; and compliance with the Patriot Act;

(b) the terms of the Initial Facility Documentation shall be in a form such that they do not impair the occurrence of the Novation on the JV Closing Date if the conditions precedent set forth in Annex IV(b) hereto are satisfied on such date; provided that the only representations the making of which shall be a condition to the occurrence of the Novation on the JV Closing Date (the “JV Closing Date Specified Representations”) shall be (i) the representations and warranties of GPI set forth in the Assumption Agreement and of International Paper set forth in the IP Guarantee, in each case to the extent relating to organizational existence; corporate power and authority; due authorization; execution and delivery; the enforceability of the Assumption Agreement and the IP Guarantee; the assumption of the Initial Facility by GPI and the guarantee by International Paper on the JV Closing Date and the performance by GPI, or International Paper, as applicable, of their respective obligations under the Assumption Agreement and the IP Guarantee not violating or conflicting with the organizational documents of GPI or International Paper, as applicable; no event of default under the Gazelle Facilities has occurred and is continuing; solvency of GPI and its subsidiaries (consistent with the certificate attached as Exhibit A to Annex IV(c) hereto); the Investment Company Act of 1940; Federal Reserve margin regulations and compliance with the Patriot Act, and (ii) such of the representations made by Gazelle or any of its affiliates in the Transaction Agreement that are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Transaction Agreement, or to decline to consummate the Transactions, as a result of a breach of such representations in the Transaction Agreement; and

(c) the terms of the JV Facility Documentation shall be in a form such that they do not impair the automatic release of the IP Guarantee on the Springing Date if the conditions precedent set forth in Annex IV(c) hereto are satisfied on such date; provided that the only representations the making of which shall be a condition to the release of the IP Guarantee on the Springing Date (the “Springing Date Specified Representations”) shall be the representations and warranties set forth in the JV Facility Documentation relating to organizational existence; corporate power and authority; due authorization, execution and delivery; the enforceability of the JV Facility Documentation; the execution and delivery of the JV Facility Documentation and the performance by the Loan Parties of their respective obligations thereunder not violating or conflicting with their respective organizational documents; creation, validity and perfection of the security interests in the Collateral (subject to the provisions of paragraph 8 of Annex IV(b) relating to Collateral); solvency of GPI and its subsidiaries (consistent with the certificate attached as Exhibit A to Annex IV(c) hereto); the Investment Company Act of 1940; Federal

Reserve margin regulations; and compliance with the Patriot Act (it being understood that each of the representations and warranties set forth in the JV Facility Documentation shall be deemed made on the Springing Date, but the accuracy of the representations and warranties that are not the Springing Date Specified Representations shall not constitute a condition precedent to the occurrence of the release of the IP Guarantee on the Springing Date).

Notwithstanding the titled “Governing Law” provisions of this Commitment Letter, it is understood and agreed that (x) whether any JV Closing Date Specified Representation described in clause (a)(y)(ii) above has been breached, and whether as a result you have the right to terminate your obligations under the Transaction Agreement or to decline to consummate the Transaction, and (y) whether there shall have been a Parent Material Adverse Effect shall be determined under the laws of the State of Delaware.

6.	Clear Market.

From the date of this Commitment Letter until the Syndication Date (and in the case of Gazelle, no later than the Gazelle Syndication Termination Date), (a) you will ensure that no syndicated loan financing or institutional loan financing (excluding (i) any tax exempt financings by the Initial Borrower in the ordinary course of business consistent with past practice not to exceed $500 million, (ii) financings by any of the Initial Borrower’s foreign subsidiaries or joint ventures (provided that not more than $500 million of such financings are guaranteed by the Initial Borrower) and (iii) any refinancing or maturity extension of the Existing IP Facility (provided that the aggregate commitments under the refinancing or maturity extension shall not exceed the commitments thereunder on the date hereof)) for you or any of your subsidiaries is announced, syndicated or placed, and (b) you will use commercially reasonable efforts (including with a covenant to such effect in the Transaction Agreement) to cause Gazelle to ensure that no syndicated loan financing or institutional loan financing or debt securities (excluding any refinancing or maturity extension of the Gazelle Facilities and any resizing of the facilities thereunder (provided that the aggregate commitments under any such refinancing or maturity extension shall not exceed the commitments and loans thereunder on the date hereof (without giving effect to any amortization payments in respect of the term loans thereunder since the date of the original closing of the Gazelle Facilities))) for Gazelle or any of its subsidiaries is announced, syndicated or placed, in each case, without the prior written consent of the Commitment Parties if such financing, syndication or placement would have, in the reasonable judgment of the Commitment Parties, a materially detrimental effect upon the primary syndication of the Facility.

7.	Indemnity and Expenses.

You agree to indemnify and hold harmless each of the Commitment Parties and their respective affiliates and each director, officer, employee, advisor and agent thereof (each, an “indemnified person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever that may be incurred by or asserted against or involve any Commitment Party or any other such indemnified person as a result of or arising out of or in any way related to or resulting from this Commitment Letter and the transactions contemplated hereby, the providing or syndication of the Facility or the actual or proposed use of proceeds thereof and to pay and reimburse each Commitment Party and each other indemnified person, promptly upon request, for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim; provided, however, that you shall not have to indemnify any indemnified person against any claim, loss, damage, liability or expense (x) to the extent the same resulted from the gross negligence, bad faith or willful misconduct of the respective indemnified person or any Related Per son (as defined below) of such indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (y) arising out of any breach in any material respect by such indemnified person or any Related Person of such indemnified person of this Commitment Letter or any Facility Documentation (as determined by a court of competent jurisdiction in a final and non-appealable judgment). In the case of an investigation, action or proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective whether or not such investigation, action or proceeding is brought by you, your equity holders or creditors or an indemnified person, whether or not an indemnified person is otherwise a party thereto and whether or not any aspect of the Commitment Letter, the Fee Letter, the Facility or any of the Transactions is consummated. No indemnified person seeking indemnification or reimbursement under this Commitment Letter will, without your prior written consent (not to be unreasonably withheld or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, suit, proceeding (including any inquiry or investigation) or claim referred to above. Notwithstanding the immediately preceding sentence, if at any time an indemnified person shall have requested that you reimburse such indemnified person for legal or other expenses in connection with investigating, responding to or defending any such action, suit, proceeding (including any inquiry or investigation) or claim referred to herein, you shall be liable for any settlement of any action effected without your written consent if (a) such settlement is entered into more than 30 days after receipt by you of such request for reimbursement and (b) you shall not have reimbursed such indemnified person in accordance with such request prior to the date of such settlement. You shall not, without the prior written consent of any indemnified person, effect any settlement of any pending or threatened proceeding in respect of which such indemnified person is or could reasonably be expected to have been a party and indemnity could reasonably be expected to have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such proceeding. For purposes hereof, a “Related Person” of an indemnified person means any of its affiliates or any of its or its affiliates’ directors, officers, employees, advisors and agents. None of the Commitment Parties or any other indemnified person shall be responsible or liable to you or any other person for any indirect, consequential or punitive damages which may be alleged as a result of this Commitment Letter or the financing contemplated hereby. In addition, you hereby agree that all reasonable and documented out-of-pocket costs and expenses (including the reasonable fees and expenses of Cahill Gordon & Reindel LLP and one local counsel per jurisdiction) of the Commitment Parties and their respective affiliates arising in connection with this Commitment Letter and in connection with the transactions described herein shall be reimbursed by you, whether or not the Funding Date occurs. You acknowledge that we may receive a future benefit on matters unrelated to this matter, including, without limitation, discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including without limitation fees paid pursuant hereto (it being understood and agreed that, in no event, shall the expenses include items in respect of any unrelated matter or otherwise be increased as a result of such counsel’s representation of us on another matter or on account or our relationship with such counsel). Any reimbursement hereunder shall be without duplication of any reimbursement to the Commitment Parties and their respective affiliates under any other agreement. Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, except to the extent the same resulted from the gross negligence, bad faith or willful misconduct of such indemnified person or any Related Person of such indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

8.	Confidentiality.

You agree that, unless the Arrangers have otherwise consented (such consent not to be unreasonably withheld, conditioned or delayed), neither this Commitment Letter, the Fee Letter nor the terms hereof or thereof will be disclosed by you to any person or entity except that this Commitment Letter and the Fee Letter (but, in the case of the Fee Letter, only as contemplated in clauses (i), (ii) (to the extent the provisions thereof relating to the fees payable by the Initial Borrower have been redacted in a manner reasonably satisfactory to the Arrangers), (iv) and (v) of this sentence) may be disclosed (i) to your officers, directors, employees, accountants, agents, attorneys and other advisors, and then only on a “need to know” confidential basis, (ii) to Gazelle and its affiliates, officers, directors, employees, agents, accountants, attorneys and other advisors on a “need to know” confidential basis, (iii) to any actual or prospective Lender or any actual or prospective lender or investor in connection with any of the Transactions, any of their respective affiliates, and any of the respective partners, officers, directors, employees, agents, accountants, attorneys and other advisors of any of the foregoing, (iv) to the extent necessary in connection with the exercise of any remedy or enforcement of any right hereunder, (v) as may be compelled to be disclosed in, or necessary to the defense of, any litigation or a judicial or administrative proceeding or as otherwise required by law, (vi) in any public or regulatory filing or in any proxy statement, prospectus, offering memorandum or offering circular in connection with any of the Transactions, and (vii) to Standard & Poor’s Ratings Group (“S&P”), Moody’s Investors Service (“Moody’s”) or any other ratings agency in connection with obtaining a rating of the Facility; it being understood that the fees contained in the Fee Letter may also be disclosed as part of a generic disclosure of aggregate sources and uses related to the fee amount, to the extent customary or required in marketing materials, ratings agency presentations, any proxy or other public filing or any other prospectus or offering memoranda.

9.	Other Services.

You acknowledge that Bank of America, N.A., an affiliate of MLPFS, currently is acting as (a) administrative agent, collateral agent, swing line lender, swing line euro tranche lender, L/C issuer, alternative currency funding fronting lender and a lender under the Gazelle Facilities and (b) a lender under the Existing IP Facility, and that the Initial Borrower’s, Gazelle’s and their respective affiliates’ rights and obligations under any other agreement with a Commitment Party or any of its affiliates (including the Gazelle Facilities and the Existing IP Facility) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by the performance or lack of performance by a Commitment Party of its commitments hereunder. You further acknowledge and agree that we and/or our affiliates may currently or in the future participate in other debt or equity transactions on behalf of, or render financial advisory or other services to, you, Gazelle, the Joint Venture and/or your or their respective affiliates or to other companies that may be involved in a competing transaction. Any such services are or will be set out in and governed by separate agreement(s) (containing terms relating, without limitation, to services, fees and indemnification) in form and substance satisfactory to the parties thereto. Nothing in this Commitment Letter is intended to obligate or commit any Commitment Party or its affiliates to provide any services other than as set out herein. You hereby agree that each of the Commitment Parties may render services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and you hereby waive any conflict of interest claims relating to the relationship between any Commitment Party and you and your affiliates, or Gazelle and its affiliates, in connection with the engagement contemplated hereby, on the one hand, and the exercise by such Commitment Party or any of its affiliates of any of their rights and duties under any credit or other agreement (including the Existing IP Facility and/or the Gazelle Facilities), on the other hand. The terms of this paragraph shall survive the expiration or termination of this Commitment Letter for any reason whatsoever.

You further acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated by this letter or their other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated by this letter, or to furnish to you, confidential information obtained from other companies.

10.	No Fiduciary Relationship.

You hereby acknowledge that we are acting solely as agent, lender, bookmanager and arranger, as applicable, in connection with the Facility. You further acknowledge that we are acting pursuant to a contractual relationship created by this Commitment Letter that was entered into on an arm’s-length basis and in no event do the parties intend that any of us act or be responsible as a fiduciary to you or any of your subsidiaries, your stockholders or creditors or any other person in connection with any activity that we may undertake or have undertaken in furtherance of the Facility, either before or after the date hereof. We hereby expressly disclaim any fiduciary or similar obligations to any such person, either in connection with the Facility or this Commitment Letter or any matters leading up to either, and you hereby confirm your understanding and agreement to that effect. Each of you and we agree that you and we are each responsible for making our own independent judgments with respect to the Facility, and that any opinions or views expressed by us to you regarding such transactions do not constitute advice or recommendations to you or any of your subsidiaries. You, on behalf of yourself and your subsidiaries, hereby waive and release, to the fullest extent permitted by law, any claims that you or any of your subsidiaries may have against us with respect to any breach or alleged breach of any fiduciary or similar duty in connection with the transactions contemplated by this Commitment Letter or any matters leading up to the execution of this Commitment Letter or the Facility Documentation.

11.	Governing Law, Etc.

This Commitment Letter and the Commitments of the Initial Lenders shall not be assignable by you without the prior written consent of us and the Lenders, and any purported assignment without such consent shall be void (without prejudice to GPI’s ability to assume the obligations of the Initial Borrower under the Initial Facility and the market flex in respect of the JV Facility and administrative agency fee provisions of the Fee Letter pursuant to the Novation subject to the conditions herein). We reserve the right to employ the services of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to our affiliates certain fees payable to us in such manner as we and our affiliates may agree in our sole discretion. You also agree that each Initial Lender may at any time and from time to time assign all or any portion of its Commitment hereunder to one or more of its affiliates; provided that such Initial Lender shall not be relieved of any portion of its Commitment hereunder prior to the Funding Date. We agree to treat all non-public information provided to us by you as confidential information in accordance with the terms of a confidentiality agreement separately entered into between you and us. Notwithstanding anything herein to the contrary, the parties hereto agree that MLPFS may assign its rights and obligations under this Commitment Letter and the Fee Letter to any other registered broker dealer wholly owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related business is transferred following the date hereof.

This Commitment Letter and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. No party has been authorized by any of the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment

Letter and the Fee Letter. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, and may not be relied on by, any persons other than the parties hereto, the Lenders and, with respect to the indemnification provided under the heading “Indemnity and Expenses,” each indemnified person.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby. With respect to all matters relating to this Commitment Letter or any other letter agreement or other undertaking concerning the financing of the Transactions and the financing contemplated under those agreements or undertakings, each of the parties hereto hereby irrevocably and unconditionally, on behalf of itself and to the extent it may lawfully do so, its parent entities, present and future subsidiaries, affiliates, transferees, assigns, acquirers, officers, directors, employees, partners, members, shareholders, and successors in interest (i) submits to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York State or, if that court does not have subject jurisdiction, in any State court located in the City and County of New York and, in each case, any appellate court thereof, (ii) agrees that all claims related to this Commitment Letter or any other letter agreement or other undertaking concerning the financing of the Transactions and/or the financing contemplated thereunder shall be heard and determined in such courts, and agrees not to assert or support any such claims other than in such courts, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, (iv) agrees that a final judgment of such courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and (v) waives any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process or setoff to which it or its properties or assets may be entitled. Nothing herein will affect the right of any party to serve legal process in any other manner permitted by law.

12.	Patriot Act.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), we and the other Lenders may be required to obtain, verify and record information that identifies the Initial Borrower, GPI and the other Loan Parties, which information includes the name, address and tax identification number and other information regarding them that will allow us or such Lenders to identify them in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and the Lenders.

Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than the earlier of (x) the public announcement of the Transactions and (y) 5:00 p.m., New York City time, on October 24, 2017, whereupon the undertakings of the parties shall become effective to the extent and in the manner provided hereby. This offer shall terminate if not so accepted by you on or prior to that time. Upon the earliest to occur of (A) your failure to deliver to us the fees specified in the Fee Letter to be paid upon acceptance of this Commitment Letter by 5:00 p.m., New York City time, on October 24, 2017, by wire transfer of immediately available funds to the account specified by us in writing, (B) the execution and delivery of the Facility Documentation by all of the parties thereto and the occurrence of the funding of the Facility, (C) June 30, 2018, if the Facility Documentation shall not have been executed and delivered by all such parties, and the funding of the Facility shall not have occurred, prior to that date and (D) the date of termination of the Transaction Agreement prior to the occurrence of the Funding Date, this Commitment Letter and the commitments of the Lenders hereunder and the agreement of the Arrangers to provide the services described herein shall automatically terminate unless the Lenders and the Commitment Parties shall, in their discretion, agree to an extension.

You shall have the right to terminate this Commitment Letter and the several Commitments of the Initial Lenders hereunder at any time upon written notice to them from you, subject to your surviving obligations as set forth in this paragraph. The provisions of this Commitment Letter and the Fee Letter relating to the payment of fees and expenses and indemnification and the provisions of the Sections titled “Clear Market”, “Confidentiality”, “Syndication”, “No Fiduciary Relationship” and “Governing Law, Etc.” will survive the expiration or termination of this Commitment Letter (including any extensions thereof), but the provisions of the Sections titled “Syndication” and “Clear Market” will survive the expiration or termination of this Commitment Letter (including any extensions thereof) only if this Commitment Letter terminates pursuant to clause (A) of the preceding paragraph, in which case such provisions shall survive until the Syndication Date.

[Signature Pages Follow]

We are pleased to have been given the opportunity to assist you in connection with the Facility.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Mike Delaney
Name: Mike Delaney
Title: Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Andrew Stinson
Name: Andrew Stinson
Title: Managing Director

[Signature Page to Project Gazelle Commitment Letter]

BNP PARIBAS

By:	/s/ Brendan Heneghan
Name: Brendan Heneghan
Title: Director

By:	/s/ Ade Adedeji
Name: Ade Adedeji
Title: Vice President

BNP PARIBAS SECURITIES CORP.

By:	/s/ Brendan Heneghan
Name: Brendan Heneghan
Title: Director

By:	/s/ Ade Adedeji
Name: Ade Adedeji
Title: Vice President

[Signature Page to Project Gazelle Commitment Letter]

Accepted and agreed to as of

the date first written above:

INTERNATIONAL PAPER COMPANY

By:	/s/ Errol Harris
Name: Errol Harris
Title: Vice President & Treasurer

[Signature Page to Project Gazelle Commitment Letter]

ANNEX I

TRANSACTION DESCRIPTION

Capitalized terms used but not defined in this Annex I shall have the meanings set forth elsewhere in this Commitment Letter.

1. International Paper Company, a New York corporation (“International Paper” or the “Initial Borrower”), and Graphic Packaging Holding Company, a Delaware corporation (“Gazelle”), have entered into that certain Transaction Agreement dated as of the date hereof (together with all exhibits and schedules thereto, collectively, the “Transaction Agreement”), pursuant to which Gazelle, indirectly through its wholly owned subsidiaries, intends to form a limited liability company (the “Joint Venture”). Upon consummation of the IP Contribution and the Gazelle Contribution, (i) Gazelle will hold 79.5% indirectly through its wholly owned subsidiaries, and the Initial Borrower will hold 20.5%, of the limited liability company interests in the Joint Venture and (ii) the Joint Venture will own the North American consumer packaging business of International Paper and substantially all of the assets of Gazelle.

2. On the Funding Date, subject to satisfaction of the conditions precedent set forth in Annex IV(a) hereto, the Initial Borrower will borrow the senior unsecured term loan facility described in Annex II hereto in the aggregate principal amount of up to $660,000,000 (the “Initial Facility”). The Initial Borrower will use the proceeds of the Initial Facility on the Funding Date (i) to repay certain existing indebtedness of the Initial Borrower and its subsidiaries and (ii) to pay fees and expenses in connection with the Facility.

3. On the JV Closing Date, pursuant to the Transaction Agreement, (i) the Initial Borrower will contribute (the “IP Contribution”) its North American consumer packaging business (the “IP Contributed Assets”) to the Joint Venture, which will in turn contribute such business to GPI; (ii)(a) Gazelle will directly or indirectly contribute (the “Gazelle Contribution”) all of the equity interests of GPI and its subsidiaries to the Joint Venture and after giving effect thereto the Joint Venture will own, directly or indirectly, all of the equity interests of each subsidiary of GPI, and (b) GPI will convert, or will have converted, into a Delaware limited liability company and will be a wholly owned direct subsidiary of the Joint Venture; (iii) in consideration for the IP Contribution, (a) the Initial Borrower will acquire 20.5% of the limited liability company interests in the Joint Venture, and (b) subject to satisfaction of the conditions precedent set forth on Annex IV(b) hereto, GPI will assume by novation all of the Initial Borrower’s rights and obligations under the Initial Facility and the market flex in respect of the JV Facility and administrative agency fee provisions of the Fee Letter (the “Novation” and the assumption agreement relating thereto, the “Assumption Agreement”) (it being understood that by delivery of such Assumption Agreement, GPI shall make each of the JV Closing Date Specified Representations as of the JV Closing Date and each of the Springing Date Specified Representations as of the Springing Date and will be deemed to make each of the representations and warranties set forth in the JV Facility Documentation as of the Springing Date); provided that, until the Springing Date, the Initial Borrower will fully and unconditionally guarantee all of GPI’s obligations under the Initial Facility (the “IP Guarantee”); and (iv) in consideration for the Gazelle Contribution, Gazelle will retain limited liability company interests in the Joint Venture representing 79.5% of the ownership and voting equity interests of the Joint Venture.

4. On a business day to be specified pursuant to the Facility Documentation that occurs following the first interest payment date under the Initial Facility after the JV Closing Date (but in any event not less than seven calendar days after the JV Closing Date nor more than ten calendar days after the JV Closing Date), subject to satisfaction of the conditions precedent set forth on Annex IV(c)

I-1

hereto (the “Springing Date”), the Initial Term Loans shall be automatically converted into JV Term Loans having the terms and conditions described in Annex III hereto (the “JV Facility”) and the IP Guarantee shall be automatically released.

5. As used in this Commitment Letter, the following terms shall have the meanings specified below:

“Facility” means the Initial Facility and, after the Springing Date, the JV Facility.

“Funding Date” means the date of the funding of the Initial Facility.

“Gazelle Facilities” and “Gazelle Credit Agreement” means the existing Second Amended and Restated Credit Agreement of GPI and certain subsidiaries dated as of October 1, 2014, as in effect on the date of this Commitment Letter but giving effect to the Required Amendments (as defined in the Transaction Agreement); provided that (i) if the Gazelle Facilities are amended or refinanced after the date of the Commitment Letter and on or prior to the JV Closing Date, each provision of the JV Facility Documentation described in Annex III (other than with respect to the identity of the Arrangers, the Administrative Agent, and the type and amount of the Facility) shall be conformed to the corresponding provision of the Gazelle Facilities, as amended or refinanced, solely to the extent such provisions in the amended or refinancing facilities would be more favorable to the Lenders than the corresponding provision described in Annex III (any such provision, a “More Favorable Provision”) and (ii) if the Gazelle Facilities are not amended or refinanced prior to the JV Closing Date (other than any amendment solely to effectuate the Required Amendments), each provision of the JV Facility Documentation described in Annex III (other than with respect to the identity of the Arrangers, the Administrative Agent, and the type and amount of the Facility) shall be conformed to the corresponding provision of the Gazelle Facilities as in effect on the date of the Commitment Letter but giving effect to the Required Amendments; provided, however, in each case, that the JV Facility shall be secured by the same assets that secure, and be guaranteed by the same entities that guarantee, the Gazelle Facilities.

“GPI” means Graphic Packaging International, Inc., a Delaware corporation, or the limited liability company into which Graphic Packaging International, Inc. is converted on or prior to the JV Closing, and, from and after the JV Closing Date, is a wholly owned subsidiary of the Joint Venture.

“JV Closing Date” means the date of the IP Contribution, the Gazelle Contribution and the Novation, and “JV Closing” refers to the substantially simultaneous consummation of such transactions on the JV Closing Date.

“Transactions” means the transactions described above (and the transactions contemplated by the Transaction Agreement to occur on or prior to the Springing Date) and the payment of related fees and expenses.

I-2

ANNEX II

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

OF THE INITIAL FACILITY1

Initial Borrower:	International Paper Company (the “Initial Borrower”), it being understood that on the JV Closing Date, subject to the satisfaction of the conditions precedent set forth on Annex IV(b) hereto, GPI will assume by novation all of the rights and obligations of the Initial Borrower under the Initial Facility and will replace the Initial Borrower as borrower under the Initial Facility.

Lead Arrangers and Bookmanagers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated and BNP Paribas Securities Corp. (in such capacities, the “Arrangers”).

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Arrangers (collectively, the “Lenders”).

Administrative Agent:	Bank of America, N.A. (in such capacity, the “Administrative Agent”).

Type and Amount of Facility:	A senior unsecured term loan facility in an aggregate principal amount of up to $660,000,000 (the “Initial Facility” and the term loans thereunder, the “Initial Term Loans”).

Purpose:	Proceeds of the Initial Facility will be used to repay certain existing indebtedness of the Initial Borrower and its subsidiaries and to pay fees and expenses of the Initial Borrower in connection with the Facility.

Maturity Date:	Five years from the Funding Date; provided, however, that, if the maturity date of the Gazelle Facilities is extended prior to the Funding Date to a date that is not later than five years and 30 days after the Funding Date, the Maturity Date of the Facility shall be the maturity date of the Gazelle Facilities as so extended.

Availability:	A single drawing may be made on the Funding Date in an amount up to the full amount of the Initial Facility.

Amortization:	The Facility will be subject to quarterly amortization of principal based on the percentages of the original principal amount of the Initial Term Loans set forth below for each loan year occurring after the Funding Date, with the first such installment to be due and payable on the first business day of April 2018 and the final payment of all amounts outstanding, plus accrued interest, being due at maturity:

[1]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached.

Loan Year	% of Original Principal Amount
Loan year 1	2.50%
Loan year 2	2.50%
Loan year 3	2.50%
Loan year 4	5.00%
Loan year 5	10.00%

Interest:	At the Initial Borrower’s option, loans will bear interest based on the Base Rate or LIBOR, as described below:

A. Base Rate Option

Interest will be at the Base Rate plus the applicable interest margin, calculated on the basis of the actual number of days elapsed in a year of 365 days and payable quarterly in arrears.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) LIBOR plus 1.00%.

B. LIBOR Option

Interest will be determined for periods to be selected by the Initial Borrower (“Interest Periods”) of one week, or one, two, three or six months and will be at the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two business days prior to the commencement of such Interest Period, for deposits in U.S. dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, plus the applicable interest margin. Notwithstanding the foregoing, if LIBOR shall be less than zero, LIBOR shall be deemed zero. Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

Default Interest and Fees:	Upon the occurrence and during the continuance of a payment default, interest will accrue (i) in the case of overdue principal, interest or premium (if any) on any loan at a rate of 2.0% per annum plus the rate otherwise applicable to such loan and (ii) in the case of any other overdue amount, at a rate of 2.0% per annum plus the non-default interest rate then applicable to Base Rate loans under the Initial Facility, and will be payable on demand.

Interest Margins:	The applicable interest margins will be the basis points set forth in the following table based upon the ratings by S&P and Moody’s applicable on such date of the senior unsecured long-term debt securities of the Initial Borrower that are not guaranteed by any other Person or subject to any other credit enhancement (the “Index Debt”):

	Senior unsecured non-credit enhanced debtratings by S&P/Moody’s	Interest Margin for Base Rate Loans	Interest Margin for LIBOR Loans
	A-/A3 or higher	0	100.0
	BBB+ / Baa1	12.5	112.5
	BBB / Baa2	25.0	125.0
	BBB- / Baa3	50.0	150.0
	BB+/Ba1 or lower	75.0	175.0

	For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a rating in the lowest category in the schedule above; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different categories in the schedule above, the applicable interest margin shall be based on the higher of the two ratings; unless one of the two ratings is two or more categories lower than the other, in which case the applicable interest margin shall be determined by reference to the category next below that of the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency.

If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Initial Borrower and the Lenders shall negotiate in good faith to amend applicable interest margin to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the applicable interest margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

On the JV Closing Date, upon the assumption by novation by GPI, the Initial Borrower shall pay all accrued but unpaid interest accrued under the Initial Facility.

Mandatory Prepayments:	None.

Optional Prepayments:	Permitted in whole or in part, with prior notice but without premium or penalty (except LIBOR breakage costs) and including accrued and unpaid interest, subject to limitations as to minimum amounts of prepayments. There will be no prepayment penalties (except LIBOR breakage costs) for optional prepayments.

Optional prepayments of the Initial Facility will be applied to scheduled amortization payments in direct order of maturity thereof.

Guarantee:	Prior to the JV Closing Date: None.

From and after the JV Closing Date until the Springing Date: GPI’s obligations as successor borrower under the Initial Facility will be fully and unconditionally guaranteed (the “IP Guarantee”) by International Paper.

Security:	None.

Initial Facility Documentation:	The definitive documentation for the Facility from the Funding Date until the Springing Date (the “Initial Facility Documentation”) shall (i) contain the representations, covenants, terms, conditions and other provisions as are consistent with this Annex II and the Fee Letter (if applicable), (ii) be otherwise consistent with and substantially similar to the existing 5-Year Credit Agreement of the Initial Borrower, dated as of December 12, 2016 (the “Existing IP Facility”), and (iii) be negotiated in good faith, with changes and modifications customary for transactions of this type (a) to the operational and agency provisions (so long as such changes and modifications are not inconsistent with this Annex II and are customarily included in recent credit agreements with respect to which the Administrative Agent acts as administrative agent) and (b) to include customary provisions as published by the LSTA regarding ERISA. The Initial Facility Documentation shall attach as exhibits the forms of (x) the

Assumption Agreement and the IP Guarantee (the terms of which shall be substantially similar to the corresponding provisions set forth in the Existing IP Facility), in each case, to be entered into and become effective on the JV Closing Date and (y) the credit agreement for the JV Facility Documentation and the Intercreditor Agreement, in each case, to be entered into on the JV Closing Date and become effective on the Springing Date.

Conditions to Borrowing:	Conditions precedent to the borrowing under the Initial Facility will be limited to those set forth in Annex IV(a) hereto.

Representations and Warranties:	Representations and warranties will be made on the Funding Date and the JV Closing Date and apply to International Paper and its subsidiaries (or its Material Subsidiaries (as defined in the Existing IP Facility), as applicable), will be subject to materiality levels and/or exceptions customary for transactions of this type (and substantially similar, to the extent applicable, to the Existing IP Facility) and will be limited to:

Corporate existence; financial condition (including the absence of a Material Adverse Effect (as defined the Existing IP Facility) since December 31, 2016); litigation; no breach; corporate action (including enforceability of the Initial Facility Documentation); approvals; use of loans; ERISA; taxes; Investment Company Act; credit agreements; hazardous materials and environmental matters; full disclosure; and anti-terrorism and sanctions.

In addition, GPI shall make the JV Closing Date Specified Representations on the JV Closing Date.

Affirmative Covenants:	Affirmative covenants will apply to International Paper and its subsidiaries (or its Material Subsidiaries, as applicable) until the Springing Date, will be subject to thresholds and/or exceptions customary for transactions of this type (and substantially similar, to the extent applicable, to the Existing IP Facility) and will be limited to:

Delivery of certified quarterly and audited annual financial statements; notices of filing of all regular periodic reports; reports to shareholders; delivery of notice to the administrative agent certifying no default and compliance with financial covenants; notices of defaults, litigation and other material events; maintenance of legal existence and material rights and privileges; compliance with all applicable laws and regulations; taxes; maintenance of property; maintenance of books and records and right of the Lenders or the administrative agent to inspect property and books and records); environmental matters; anti-corruption and sanctions laws; insurance; and use of proceeds.

Negative Covenants:	Negative covenants will apply to International Paper and its Material Subsidiaries until the Springing Date, will be subject to thresholds and/or exceptions customary for transactions of this type (and substantially similar, to the extent applicable, to the Existing IP Facility) and will be limited to:

1. Limitation on fundamental changes (with exceptions to permit (a) prior to June 30, 2018, subject to the satisfaction of the conditions precedent set forth on Annex IV(b), the assumption by novation of all of the Initial Borrower’s rights and obligations under the Initial Facility by GPI on the JV Closing Date and (b) subject to the satisfaction of the conditions precedent set forth on Annex IV(c), the release of the IP Guarantee and the automatic conversion of the Initial Term Loans into JV Term Loans having the terms and conditions described in Annex III hereto on the Springing Date).

2. Limitation on liens.

Financial Covenants:	Financial covenants will apply to International Paper until the Springing Date and will be limited to (with the same covenant levels and definitions as set forth in the Existing IP Facility):

1. Maximum ratio of total consolidated debt to total consolidated capitalization of 0.60x.

2. Minimum consolidated net worth of $9.0 billion.

Events of Default:	Events of default will apply to International Paper and its Material Subsidiaries until the Springing Date, will be subject to materiality levels, default triggers, cure periods and/or exceptions customary for transactions of this type (and substantially similar, to the extent applicable, to the Existing IP Facility) and will be limited to the following: nonpayment, breach of representations and covenants, material cross-defaults, invalidity of guarantees, bankruptcy and insolvency events, ERISA events, judgments and change of control.

Assignments and Participations:	Each Lender may assign to one or more banks or other entities (other than Ineligible Institutions (as defined in the Existing IP Facility)) all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under the Initial Facility. Assignments will require payment of an administrative fee to the Administrative Agent and the consents of the Administrative Agent and the Initial Borrower, which consents shall not be unreasonably withheld; provided that (i) no consents shall be required for an assignment to an existing Lender, an affiliate of an existing Lender or an Approved Fund (as such term shall be defined in the Facility Documentation) and (ii) no consent of the Initial Borrower shall be required during a payment or bankruptcy default. In addition, each Lender may sell participations to one or more banks or other entities (other than Ineligible Institutions) in all or a portion of its loans and commitments under the

Initial Facility to certain eligible assignees; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Initial Facility (except as to certain basic issues).

Indemnification:	The Facility Documentation will contain customary provisions (substantially consistent with the Existing IP Facility and otherwise customary for transactions of this type) for indemnification of the Arrangers, Lenders and the Administrative Agent (with exceptions including, as to any indemnitee, for losses to the extent resulting from such indemnitee’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment). The Facility Documentation will contain expense reimbursement provisions for the Arrangers and the Administrative Agent substantially consistent with the Existing IP Facility and otherwise customary for facilities of this type.

Yield Protection, Taxes and Other Deductions:	The Facility Documentation will contain yield protection provisions, consistent with the Existing IP Facility and otherwise customary for transactions of this type, protecting the Lenders in the event of unavailability of LIBOR, breakage losses, reserve, capital adequacy requirements and withholding taxes. The Initial Borrower shall have the right to replace any lender that charges an amount with respect to contingencies described in the immediately preceding sentence.

Voting:	Lenders holding at least a majority of total loans and commitments under the Initial Facility, with certain amendments requiring the consent of Lenders holding a greater percentage (or all affected Lenders) of the total loans and commitments under the Initial Facility.

Governing Law and Forum:	The laws of the State of New York. Each party to the Facility Documentation will waive the right to trial by jury and will consent to jurisdiction of the state and federal courts located in The City of New York.

Counsel to the Commitment Parties and the Administrative Agent:	Cahill Gordon & Reindel LLP.

ANNEX III

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

OF THE JV FACILITY2

Borrower:	GPI.

Lead Arrangers and Bookmanagers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated and BNP Paribas Securities Corp. (in such capacities, the “Arrangers”).

Administrative Agent and Collateral Agent:	Bank of America, N.A. will act as sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for the Lenders.

Type and Amount of Facility:	A senior secured first-lien term loan facility in an aggregate principal amount equal to the lesser of (x) $660,000,000 and (y) the aggregate principal amount of the Initial Term Loans immediately prior to the Springing Date (the “JV Facility” and the term loans thereunder, the “JV Term Loans”).

Maturity Date:	Same as the Initial Facility.

Amortization:	Same as the Initial Facility.

Interest Margins:	The interest rates applicable to the JV Facility will be LIBOR plus the Applicable Margin (as defined below) or, at the option of GPI, the Base Rate (to be defined as the highest of (x) the Bank of America prime rate, (y) the Federal Funds Rate plus 0.50% and (z) the one-month LIBOR rate plus 1.00%) plus the Applicable Margin.

“Applicable Margin” means a percentage per annum to be determined in accordance with the applicable pricing grid set forth below, based on the Consolidated Total Leverage Ratio (to be defined in a manner to be agreed) of GPI and its subsidiaries; provided that if the applicable margin provided for the term loans under the Gazelle Facilities as amended prior to the Springing Date exceeds the Applicable Margin, the Applicable Margin for the JV Term Loans shall be automatically increased to equal the applicable margin provided for the term loans under the Gazelle Facilities:

[2]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached.

III-1

Tier	Consolidated Total Leverage Ratio	Applicable Margin for Base Rate Loans	Applicable Margin for LIBOR Loans
1	< 2.50x	0.25%	1.25%
2	≥ 2.50x but < 3.50x	0.50%	1.50%
3	≥ 3.50x but < 4.00x	0.75%	1.75%
4	≥ 4.00x	1.00%	2.00%

From the Springing Date until the second business day following the receipt by the Lenders of the financial statements and compliance certificate for the first full fiscal quarter ending after the JV Closing Date, Tier 2 pricing shall apply.

During the continuance of any payment or insolvency default under the loan documentation, the Applicable Margin on obligations owing under the loan documentation shall increase by 2% per annum.

Guarantees and Security:	The obligations of GPI under the JV Facility will be fully and unconditionally guaranteed jointly and severally on a senior secured first-lien basis by the Joint Venture (the “Parent Guarantor”), each existing and subsequently acquired or organized direct or indirect domestic subsidiary of the Parent Guarantor (collectively, the “Subsidiary Guarantors”), and each other guarantor of the Gazelle Facilities (together with the Parent Guarantor and the Subsidiary Guarantors, the “Guarantors” and, the Guarantors, together with GPI, the “Loan Parties”), subject to exceptions consistent with the Gazelle Facilities.

The obligations of the Loan Parties under the JV Facility will be secured by: (a) a perfected first-priority pledge of the equity securities of each direct subsidiary of each Loan Party and (b) perfected first-priority (subject to permitted liens) security interests in, and mortgages on, substantially all tangible and intangible personal property and fee-owned real property of each Loan Party (the items described in clauses (a) and (b) above, subject to certain customary exclusions, collectively, the “Collateral”), subject to exceptions and release and re-pledge provisions consistent with the Gazelle Facilities; provided that, subject to the operation of the provision relating to More Favorable Provisions in the definition of “Gazelle Facilities”, (i) the requirements for landlord waivers and leasehold mortgages shall be removed and (ii) the per-property threshold for fee-owned mortgages shall be increased to $50.0 million.

III-2

Intercreditor Agreement:	The Collateral will secure the JV Facility and the Gazelle Facilities on a pro rata basis. The relative rights and priorities of secured parties in the Collateral will be set forth in an intercreditor agreement in the form attached to the Initial Facility Documentation (the “Intercreditor Agreement”) substantially similar to the precedent previously identified to the Initial Borrower, among the Collateral Agent, the collateral agent under the Gazelle Facilities, GPI and the other Loan Parties, which shall provide that the Gazelle Facilities and the JV Facility shall be repaid ratably with the proceeds of any Collateral received following any exercise of remedies, regardless of when the respective liens thereon were perfected and shall prohibit any secured party under the Gazelle Facilities and the JV Facility from challenging each other’s liens on the Collateral.

The JV Facility shall be designated by GPI as a “Credit Facility” under and for purposes of GPI’s bond indentures.

Mandatory Prepayments:	The JV Term Loans shall be prepaid with:

(A) 100% of the net cash proceeds of sale and leaseback transactions of GPI or any of its subsidiaries (less any Reinvested Amounts (as defined in the Gazelle Facilities));

(B) 100% of the net cash proceeds of asset sales or recovery events of GPI or any of its subsidiaries (less any Reinvested Amounts); and

(C) 100% of the net cash proceeds of issuances of debt obligations of GPI and its subsidiaries (other than debt that is permitted by the JV Facility Documentation);

in each case subject to exceptions substantially consistent with the Gazelle Facilities; provided that, to the extent required by the Gazelle Facilities and/or the Intercreditor Agreement, such net cash proceeds may be applied to prepay the Gazelle Facilities in an amount not to exceed the pro rata amount of the loans thereunder required to be so prepaid relative to the principal amount of the JV Term Loans then outstanding at such time.

Voluntary Prepayments:	Voluntary prepayments of borrowings under the JV Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period; provided that if the Gazelle Facilities are amended prior to the JV Closing Date to include any prepayment premium for voluntary prepayments under the Gazelle Facilities, the JV Facility will have the benefit of the same prepayment premium provisions.

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JV Facility Documentation:	The definitive documentation for the Facility from and after the Springing Date (the “JV Facility Documentation” and, together with the Initial Facility Documentation, the “Facility Documentation”) shall (i) contain the representations, covenants, terms, conditions and other provisions as are consistent with this Annex III and the Fee Letter (if applicable), (ii) be consistent with and substantially similar to the Gazelle Facilities, except that, to the extent the Gazelle Facilities are amended to increase any baskets and thresholds contained in the affirmative and negative covenants, events of default and other provisions in the Gazelle Facilities commensurate with the increase in size of GCI and its restricted subsidiaries by reason of the contribution of the IP Contributed Assets, the Facility Documentation shall incorporate such amendments, (iii) be negotiated in good faith, with changes and modifications customary for transactions of this type (a) as are reasonably necessary to take into account the operational and strategic requirements and the specific nature of the Joint Venture and its subsidiaries (after giving effect to the Transactions) in light of their capitalization, size, business, industry and practices, (b) to the operational and agency provisions (so long as such changes and modifications are not inconsistent with this Annex III and are customarily included in recent credit agreements with respect to which the Administrative Agent acts as administrative agent), (c) to take into account any changes in law or accounting standards or to cure any mistakes or defects and (d) to include customary European Union “bail-in” and ERISA provisions as published by the LSTA, (iv) be attached as an exhibit to the Initial Facility Documentation; provided that (I) (x) if the Gazelle Facilities are amended or refinanced after the date of the Commitment Letter and on or prior to the JV Closing Date, each provision of the JV Facility Documentation described in this Annex III (other than with respect to the identity of the Arrangers, the Administrative Agent, and the type and amount of the Facility) shall be conformed to the corresponding provision of the Gazelle Facilities, as amended or refinanced, solely to the extent such provisions in the amended or refinancing facilities are More Favorable Provisions or (y) if the Gazelle Facilities are not amended or refinanced prior to the JV Closing Date (other than any amendment solely to effectuate the Required Amendments), each provision of the JV Facility Documentation described in this Annex III (other than with respect to the identity of the Arrangers, the Administrative Agent, and the type and amount of the Facility) shall be conformed to the corresponding provision of the Gazelle Facilities as in effect on the date of the Commitment Letter but giving effect to the Required Amendments (any such provision, a “Conformed Provision”); provided, however, in each case, that the JV Facility shall be secured by the same assets that secure, and guaranteed by the same entities that guarantee, the Gazelle Facilities and (II) the exhibit to the Initial Facility Documentation shall be deemed automatically

III-4

amended to incorporate any More Favorable Provision in any amendment or refinancing of the Gazelle Facilities that occurs prior to the Springing Date or any Conformed Provision. Without limitation of the foregoing, the financial covenants and the compliance certifications contained in the JV Facility Documentation shall apply to GPI and its restricted subsidiaries and not to Gazelle and its restricted subsidiaries.

Representations and Warranties:	Representations and warranties will be made on the Springing Date and will be subject to materiality levels and/or exceptions customary for transactions of this type, will be substantially similar to the Gazelle Facilities and will be limited to:

Financial condition; no material adverse change; solvency; existence; compliance with law; power; authorization; enforceable obligations; no legal bar; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; federal regulations; ERISA; Collateral; Investment Company Act; compliance with anti-terrorism laws, sanctions and anti-bribery laws; subsidiaries; environmental matters; no material misstatements; labor matters; absence of default under the Gazelle Facilities or the indentures governing any debt securities of GPI on the Springing Date; and representations as to foreign obligors.

Affirmative Covenants:	Affirmative covenants will be subject to thresholds and/or exceptions customary for transactions of this type, will be substantially similar to the Gazelle Facilities and will be limited to:

Delivery of financial statements of GPI and its consolidated subsidiaries; delivery of compliance certificates and other information; payment of obligations; conduct of business and maintenance of existence; maintenance of property; insurance; flood due diligence and flood insurance with respect to mortgaged properties (whether existing on the Springing Date or thereafter acquired); inspection of property, books and records, discussions; notices; environmental laws; after-acquired real property and fixtures; additional Guarantors; release of Collateral; approvals and authorizations; syndication (substantially consistent with the “Syndication” and “Clear Market” provisions of the Commitment Letter) and conditions subsequent.

Negative Covenants:	Negative covenants will be substantially similar to the Gazelle Facilities and will be limited to limitations on:

Indebtedness; liens; fundamental changes; sales of assets; restricted payments; investments, loans and advances; certain acquisitions; transactions with affiliates; sale and leaseback transactions; optional payments and modifications of debt instruments and other documents; changes in fiscal year; negative pledge clauses; lines of business; currency and commodity hedging transactions; and anti-social groups.

III-5

The negative covenants will also include the following modifications expressly set forth below:

•       Indebtedness under the Gazelle Facilities and liens on the Collateral securing the Gazelle Facilities will be permitted; provided that the aggregate commitments thereunder shall not exceed the commitments thereunder on the date of the Commitment Letter plus aggregate principal amount of incremental facilities not to exceed the greater of (a) $500,000,000 minus the aggregate principal amount of all Additional Notes (as defined in the Gazelle Facilities) pursuant to subsection 8.2(e) of the Gazelle Facilities outstanding at the time of the incurrence of such incremental facilities and (b) the maximum amount that may be incurred in order for the Senior Secured Leverage Ratio (after giving pro forma effect to such incurrence) to remain less than or equal to 3.25 to 1.00 (subject to the additional restrictions set forth in the Gazelle Facilities, subject to customary funds certain provisions that will apply if the proceeds of an incremental facility are intended to be used to finance a permitted investment, including a permitted acquisition, whose consummation is not conditioned on the availability of, or on obtaining, third-party financing).

•       Senior Secured Leverage Ratio Indebtedness Limitation – Clause (e) of Section 8.2 of the Gazelle Credit Agreement will be amended such that the Senior Secured Leverage Ratio limitation set forth therein will be increased to 3.25 to 1.00.

•       Liens Covenant – Conforming exceptions shall be incorporated in Section 8.3 of the Gazelle Credit Agreement with respect to the increased Senior Secured Leverage Ratio indebtedness limitation described above.

•       Asset Sale Covenant – Clause (i) of Section 8.6 of the Gazelle Credit Agreement shall be revised to increase the triggering Asset Sale (as defined in the Gazelle Credit Agreement) threshold to $75,000,000 and the Dispositions provision will be reviewed for modifications to be mutually agreed in good faith by the Administrative Agent and GPI.

•       General Restricted Payments Basket – Clause (i) of Section 8.7 of the Gazelle Credit Agreement will be amended such that the Consolidated Total Leverage Ratio limitation set forth in subclause (y) therein will be increased to 3.25 to 1.00. The “CNI Builder Basket” will accrue from July 1, 2012. Further, the “CNI Builder Basket” shall include the

III-6

fair market value of certain non-cash equity contributions received by GPI after the JV Closing Date as a part of the builder; provided, that the fair market value of the assets received by GPI in connection with the Transactions shall be included as a part of the builder for the purpose of funding certain obligations that may result from the Transactions.

• Tax Distribution Restricted Payment Basket – Clause (c) of Section 8.7 of the Gazelle Credit Agreement will be amended to permit tax distributions to equity holders.

• Affiliate Transactions Covenant – Section 8.10 of the Gazelle Credit Agreement shall be eliminated.

•       Optional Bond Prepayments –Section 8.13(a) of the Gazelle Credit Agreement will be amended such that Bond Prepayments (as defined in the Gazelle Credit Agreement) shall be permitted in an unlimited amount if the Senior Secured Leverage Ratio is less than 3.25 to 1.00.

Financial Covenants:	Financial covenants will apply to GPI and its consolidated subsidiaries, will be substantially similar to the Gazelle Facilities and will be limited to:

1. Maximum Consolidated Total Leverage Ratio (as defined in the Gazelle Facilities) of 4.25x but with an acquisition spike provision substantially identical to the Gazelle Facilities permitting the Consolidated Total Leverage Ratio in the event of any acquisition greater than $100 million to be no greater than 4.50x during the fiscal quarter in which such acquisition occurred and for the next three fiscal quarters.

2. Minimum Consolidated Interest Expense Ratio (as defined in the Gazelle Facilities) of 3.00x.

Financial covenants will also include the following revisions that shall be made to the components of the Consolidated Total Leverage Ratio:

•       “EBITDA”– The pro forma provisions shall be revised to increase synergies realization to 18 months (up from 12 months) and the definition shall be revised to exclude unrealized gains/losses from FX/hedging.

•       “Consolidated Indebtedness/Securitization”– Only on-balance sheet “Securitizations” shall be included in the “Indebtedness” calculation. Off-balance sheet Securitizations shall be excluded from “Indebtedness” but subject to a $300,000,000 cap. The definition shall be further reviewed and potentially modified in a manner to be mutually agreed to clarify that only indebtedness for money borrowed (and other customary items of indebtedness) under GAAP shall be included.

III-7

•       Leases– The definition of “Financing Lease” that is included in “Indebtedness” calculation shall be subject to the “frozen GAAP” provision in Section 1.2(b)(ii) of the Gazelle Credit Agreement and an identified Monroe, Louisiana “build-to-suit” lease will be treated as an operating lease (whether a capital lease, financing lease or operating lease per GAAP) for the purpose of “Indebtedness” and other financial covenant calculations.

•       Cash Netting– The $125,000,000 cap on cash netting will remain in place but the sub-cap on Foreign Subsidiary (as defined in the Gazelle Credit Agreement) cash shall be eliminated for all purposes (including the pricing grid and leverage covenant).

Events of Default:	Events of default will be substantially similar to the Gazelle Facilities, including with respect to materiality levels, default triggers, cure periods and/or exceptions, and will be limited to nonpayment; breach of representations and covenants; material cross-defaults; bankruptcy and insolvency events; ERISA events; judgments; invalidity of security documents and liens on the Collateral; invalidity of loan documents and change of control (which shall permit International Paper to own a minority interest in the Joint Venture as follows). The “Change of Control” definition in the Gazelle Credit Agreement shall be amended to mean the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall be the “beneficial owner” of shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of Gazelle; (b) Gazelle shall cease to own, directly or indirectly, at least 65% of the Capital Stock (as defined in the Gazelle Credit Agreement) of GPI (or any successor to GPI permitted pursuant to subsection 8.5 of the Gazelle Credit Agreement); (c) the board of directors of Gazelle shall cease to consist of a majority of the Continuing Directors; or (c) a “Change of Control” as defined in any indenture under which any Existing Notes or Additional Notes (as defined in the Gazelle Credit Agreement) are then outstanding; as used in this paragraph “Continuing Directors” shall mean the directors of Gazelle on the JV Closing Date, and each other director if, in each case, such other director’s nomination for election to the board of directors of Gazelle is recommended or approved by at least a majority of the then Continuing Directors, and “Voting Stock” shall mean shares of Capital Stock entitled to vote generally in the election of directors (or members of an equivalent governing body thereof).

III-8

Assignments and Participations:	Usual and customary for facilities of this type and, in any event, substantially similar to the Gazelle Facilities.

Expenses and Indemnification:	Usual and customary for facilities of this type and, in any event, substantially similar to the Gazelle Facilities.

Cost and Yield Protection:	The Facility Documentation will include tax gross-up, cost and yield protection provisions customary for facilities of this type and, in any event, substantially similar to the Gazelle Facilities.

Voting:	Usual and customary for facilities of this type and, in any event, substantially similar to the Gazelle Facilities. However, in the event the Gazelle Facilities are not extended or refinanced on or prior to the JV Closing Date (i.e., the Gazelle Facilities are amended on or prior to the JV Closing Date for the Required Amendments but not to extend the maturity thereof) but are refinanced or amended after the JV Closing Date but prior to the date that is 12 months after the JV Closing Date to extend the maturity date thereof and, in connection with such amendment, any provision included in the documentation governing the first extension or refinancing of the Gazelle Facilities that occurs after the JV Closing Date is more favorable to the lenders of such refinanced or extended facilities, then the Loan Parties and the Administrative Agent shall enter into an amendment of the JV Facility Documentation so that such provision shall inure to the benefit of, or be binding upon, as applicable, the JV Facility (it being understood that no consent of any Lender shall be required to effectuate any such amendment).

Governing Law and Forum:	New York.

Counsel to the Arrangers and the Administrative Agent:	Cahill Gordon & Reindel LLP.

III-9

ANNEX IV(a)

CONDITIONS TO FUNDING DATE

The occurrence of the Funding Date and the Initial Borrower’s borrowings under the Initial Facility on the Funding Date shall be subject only to the following conditions:

1. The Commitment Parties shall be satisfied with the Transaction Agreement (including the disclosure schedules and annexes thereto) and hereby acknowledge that the Commitment Parties are satisfied with the draft of the Transaction Agreement and the disclosure schedules and annexes thereto dated as of and delivered to them on October 23, 2017.

2. The Commitment Parties shall have received with respect to each of International Paper and Gazelle and their respective subsidiaries (a) audited consolidated balance sheets and related consolidated statements of operations and comprehensive loss and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the Funding Date and (b) unaudited consolidated balance sheets and related statements of income and cash flows for each subsequent fiscal quarter (or year-to-date period) after the most recent fiscal year in respect of which financial statements described in clause (a) above have been delivered and ended at least 45 days before the Funding Date (other than any fourth fiscal quarter). The Commitment Parties acknowledge receipt of the financial statements of each of International Paper and Gazelle in the foregoing clause (a) for the fiscal years ended December 31, 2016, December 31, 2015 and December 31, 2014, and in the foregoing clause (b) for the 6-month period ended June 30, 2017.

3. The Commitment Parties shall have received a pro forma consolidated balance sheet and related pro forma statement of EBITDA of GPI and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal-quarter period ended at least 45 days prior to the Funding Date (or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Funding Date), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

4. The Funding Date Specified Representations shall be true and correct in all material respects, or in all respects if the applicable representation or warranty is qualified by material adverse effect or other materiality qualifiers, on and as of the Funding Date.

5. The Initial Borrower shall have executed and delivered the Facility Documentation, and the Lenders shall have received customary legal opinions (including that the Facility Documentation does not conflict with identified agreements governing material debt of the Initial Borrower), certificates and closing documentation, all in form and substance reasonably satisfactory to the Commitment Parties.

6. The Initial Borrower shall have provided at least three business days prior to the Funding Date the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act to the extent requested in writing at least 10 days prior to the Funding Date.

7. All reasonable and out-of-pocket costs and expenses (including, without limitation, legal fees and expenses of one firm of counsel per jurisdiction) and compensation payable to

IV(a)-1

the Lenders, the Arrangers, the Commitment Parties or the Administrative Agent as set forth in the Fee Letter shall have been paid to the extent due and to the extent invoiced at least three business days prior to the Funding Date. Any reimbursement pursuant hereto shall be without duplication of any reimbursement to the Lenders, the Commitment Parties or the Administrative Agent and their respective affiliates under any other agreements.

IV(a)-2

ANNEX IV(b)

CONDITIONS TO JV CLOSING DATE

The occurrence of the JV Closing Date and the assumption by novation by GPI of the Initial Borrower’s rights and obligations under the Initial Facility on the JV Closing Date shall be subject only to the following conditions:

1. The Funding Date shall have occurred.

2. Since the date of the Transaction Agreement, no Parent Material Adverse Effect (as defined in the Transaction Agreement) shall have occurred.

3. The IP Contribution and the Gazelle Contribution shall have been consummated prior to June 30, 2018, in each case in accordance with the Transaction Agreement without any modifications, amendments, or waivers thereto, or consent thereunder, that are materially adverse to the Lenders or the Commitment Parties unless consented to by the Commitment Parties, such consent not to be unreasonably withheld, conditioned or delayed, it being understood that any change in the relative equity ownership of IP and Gazelle in the Joint Venture that does not trigger a change of control under any indebtedness of Gazelle shall not be deemed to be materially adverse to the Lenders or the Commitment Parties.

4. After giving effect to the consummation of the IP Contribution and the Gazelle Contribution, neither the Joint Venture nor any of its subsidiaries shall have any third-party indebtedness for borrowed money, except for indebtedness incurred pursuant to the Facility, and the Gazelle Facilities (it being understood that, if the Gazelle Facilities are amended or refinanced after the date hereof, the indebtedness incurred thereunder may be resized to an aggregate amount of term loan facilities not exceeding $800,000,000 and revolving facilities not exceeding $1,450,000,000 dollar-denominated facilities, €138,000,000 Euro-denominated facilities and ¥2,500,000,000 Yen-denominated facilities), indebtedness of GPI and its subsidiaries existing on the date of the Commitment Letter and other indebtedness permitted under each of the Transaction Agreement, the Gazelle Facilities and the clear market provisions of this Commitment Letter and of that certain commitment letter in respect of the Gazelle Facilities provided to GPI on or about the date hereof.

5. The Commitment Parties shall have received with respect to Gazelle and its subsidiaries, to the extent not previously provided pursuant to Annex IV(a), (a) audited consolidated balance sheets and related consolidated statements of operations and comprehensive loss and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the JV Closing Date and (b) unaudited consolidated balance sheets and related statements of income and cash flows for each subsequent fiscal quarter (or year-to-date period) after the most recent fiscal year in respect of which financial statements described in clause (a) above have been delivered and ended at least 45 days before the JV Closing Date (other than any fourth fiscal quarter).

6. The JV Closing Date Specified Representations shall be true and correct in all material respects, or in all respects if the applicable representation or warranty is qualified by material adverse effect or other materiality qualifiers, on and as of the JV Closing Date.

7. GPI shall have executed and delivered the Assumption Agreement, International Paper shall have executed and delivered the IP Guarantee, and the Administrative Agent shall

IV(b)-1

have received customary legal opinions (including that the Facility Documentation does not conflict with identified agreements governing material debt of the Loan Parties and other customary opinions regarding the Facility Documentation (assuming they will become effective on the Springing Date) and the Assumption Agreement and the IP Guarantee), certificates (including a customary solvency certificate) and closing documentation, all in form and substance reasonably satisfactory to the Administrative Agent, except for the solvency certificate, which shall be in the form attached as Exhibit A to Annex IV(c).

8. The Administrative Agent shall have received, in respect of the JV Facility and to be effective on the Springing Date, (a) from each Loan Party duly executed counterparts of the security documents to which it is a party, (b) from the Joint Venture and each Subsidiary Guarantor a duly executed guarantee agreement, (c) the execution of the Intercreditor Agreement by each Loan Party (and GPI shall have authorized and requested that the collateral agent for the Gazelle Facilities enter into the Intercreditor Agreement), (d) customary legal opinions and corporate certificates all in form and substance reasonably satisfactory to the Administrative Agent, and (e) lien searches, evidence of filings, recordings, registrations and other actions in each applicable jurisdiction necessary or advisable to perfect the liens created by the security agreements, pledged securities, stock powers, evidence of insurance and other customary closing documentation (it being understood that no perfection shall be required prior to the Springing Date), provided that (i) pledged securities, stock powers and any other possessory collateral or control agreements shall not be required to be delivered to the extent provided to the collateral agent under the Gazelle Facilities, (ii) perfection of security interests shall not constitute a condition precedent to the JV Closing Date and (iii) to the extent any Collateral or any security interest therein (other than assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided on the JV Closing Date after your and Gazelle’s use of commercially reasonable efforts to do so, the delivery of such Collateral shall not constitute a condition precedent to the JV Closing Date, but shall be required to be delivered and perfected after the Springing Date. In the case of Collateral not delivered on the JV Closing Date, GPI shall use commercially reasonable efforts to pledge such Collateral as soon as practicable and, in any event (x) other than for assets described in clauses (y) and (z), within 15 days after the Springing Date, (y) in the case of mortgages on real property already mortgaged under the Gazelle Facilities, within 60 days after the Springing Date and (z) in respect of mortgages on other real property, within 120 days after the Springing Date or such earlier date on which such real property becomes subject to a mortgage under the Gazelle Facilities, plus any extensions granted by the Administrative Agent in its sole discretion, pursuant to arrangements to be mutually agreed and set forth in the JV Facility Documentation.

9. GPI and the Guarantors shall have provided at least three business days prior to the JV Closing Date the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act to the extent requested in writing at least 10 days prior to the JV Closing Date.

10. All reasonable and out-of-pocket costs and expenses and compensation payable to the Lenders, the Commitment Parties or the Administrative Agent as set forth in the Fee Letter or the Facility Documentation shall have been paid to the extent due and to the extent invoiced at least three business days prior to the JV Closing Date. Any reimbursement pursuant hereto shall be without duplication of any reimbursement to the Lenders, the Commitment Parties or the Administrative Agent and their respective affiliates under any other agreements.

IV(b)-2

ANNEX IV(c)

CONDITIONS TO SPRINGING DATE

The occurrence of the Springing Date and the release of the IP Guarantee on the Springing Date shall be subject only to the following conditions:

1. The JV Closing Date shall have occurred and not more than 10 calendar days shall have elapsed since the JV Closing Date.

2. The Springing Date Specified Representations shall be accurate in all material respects, except for such representations which are qualified by materiality which shall be accurate in all respects.

3. The Administrative Agent shall have received a customary solvency certificate in the form attached as Exhibit A hereto.

4. All reasonable and out-of-pocket costs and expenses and compensation payable to the Lenders, the Commitment Parties or the Administrative Agent as set forth in the Fee Letter or the Facility Documentation shall have been paid to the extent due on the Springing Date and to the extent invoiced at least three business days prior to the Springing Date. Any reimbursement pursuant hereto shall be without duplication of any reimbursement to the Lenders, the Commitment Parties or the Administrative Agent and their respective affiliates under any other agreements.

IV(c)-1

Exhibit A to ANNEX IV(c)

FORM OF SOLVENCY CERTIFICATE

[DATE]

SOLVENCY CERTIFICATE

[        ], [        ]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [        ] of the Credit Agreement, dated as of the date hereof among [Graphic Packaging International, LLC], a Delaware limited liability company (the “Borrower”), [Joint Venture], a [                    ] (“Holdings”), Bank of America, N.A., as the Administrative Agent and the parties thereto. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [                    ], solely in my capacity as the [Chief Financial Officer][Treasurer] of Borrower, do hereby certify on behalf of Borrower that as of the date hereof, after giving effect to the consummation of the Transactions contemplated by the Credit Agreement:

1. The fair value of the property of Borrower and its subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including, without limitation contingent liabilities, of Borrower and its subsidiaries, on a consolidated basis.

2. The present fair salable value of the assets of Borrower and its subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of Borrower and its subsidiaries, on a consolidated basis, on their debts as they become absolute and matured.

3. Borrower and its subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature.

4. Borrower and its subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the property of Borrower and its subsidiaries, on a consolidated basis, would constitute an unreasonably small amount of capital.

5. In reaching the conclusions set forth in this Certificate, I have made such other investigations and inquiries as I have deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Borrower and its subsidiaries after the consummation of the Transactions contemplated by the Credit Agreement.

[Remainder of this page intentionally left blank.]

Exhibit A to IV(c)-1

IN WITNESS WHEREOF, I HAVE EXECUTED THIS Certificate as of the date first written above.

[BORROWER]

By:
Name:	[ ]
Title:	[Chief Financial Officer][Treasurer]

Exhibit A to IV(c)-2